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[LOGO]                                                              Exhibit 99.1

FOR IMMEDIATE RELEASE
                                             Illinois Superconductor Corporation
                                                       Steve Wasko, 847-391-9400
                                                  Mary K. Williams, 847-391-9400
                                               Internet:  mary_williams@ilsc.com

                       ILLINOIS SUPERCONDUCTOR ANNOUNCES
                          MANAGEMENT AND BOARD CHANGES

                    Ora Smith Elected Chairman of the Board;
                 Ted Laves Named President and CEO and Director


     Mount Prospect, IL -- (July 8, 1997) -- Illinois Superconductor Corporation (NASDAQ:ISCO), a leader in the commercialization of superconducting technology for the wireless telecommunications industry, announced today that the company's board of directors has elected Ora E. Smith, currently the president and chief executive officer, as chairman of the board, succeeding Steven Lazarus, managing general partner of ARCH Venture Partners, L.P., who will remain a member of the board and chairman of its executive committee. Lazarus, 66 years old, has served as chairman of the company since 1993.

     Smith, 49 years old, will move from the position of president and chief executive officer, which he has held since 1990, to become the company's first executive chairman. Edward W. (Ted) Laves, Ph.D., has been appointed by the board of directors to succeed Smith as president and chief executive officer and has also been elected to the six-member board of directors to replace Leonard A. Batterson who has resigned. Laves, 50 years old, previously was executive vice president and chief operating officer.

     Lazarus commented, "The board strongly supports Ora's elevation to full-time chairman and Ted's promotion to become the company's new president and chief executive officer. We believe that these management and board changes are in the best interest of the company and its shareholders. We also appreciate Len Batterson's long and diligent service as a director of Illinois Superconductor. Len was one of the founding venture capital investors of the company, and joined the board at the beginning, back in 1989. He has made many contributions to ISC during these past eight years and we thank him."

     Laves said, "This is a very exciting time for Illinois Superconductor as we move from development into manufacturing ISC's revolutionary high performance filter products for the wireless telecommunications industry and further wireless market penetration."

     "Our vision is for ISC to become the dominant supplier of high-performance RF front-end equipment to the burgeoning cellular and PCS marketplaces. We have started with filters, but we plan to expand beyond filters into areas where our superconducting technology can benefit wireless users and provide ISC with a competitive advantage. Building upon our proprietary technology and solid operational strengths, we intend to establish ISC as one of America's premier electronics companies. The foundations are firmly in place: our management team is highly qualified, our manufacturing plant is up and running, our market penetration is beginning to build and we posses significant technology assets," stated Laves.

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     "Under Ora's leadership, the foundations of success have been firmly established. I look forward to the challenge of building upon and expanding the foundation," Laves concluded.

     Laves joined the company in 1994 and has served since that time as its executive vice president and chief operating officer. As president and CEO, Laves will be responsible for all aspects of the business including finance, manufacturing, human resources, engineering and the sales and marketing of the company's SpectrumMaster(TM) and RangeMaster(TM) filter products. He brings to his new role extensive experience in the wireless industry. Before joining the company, Laves served as general manager of the cellular infrastructure division of Nippon Motorola, Ltd. where he led Motorola's successful introduction of digital technology into the Japanese cellular market. Additionally, Laves managed the development and introduction of Motorola's CoveragePLUS wide area Special Mobile Radio (SMR) system to the market. Laves holds Ph.D. and M.B.A. degrees from the University of Chicago, and received his B.A. from Cornell University.

     The company also announced that Stephen G. Wasko, 37 years old, chief financial officer, will assume additional responsibilities as senior vice president of corporate development, a newly created position. In his new position, Wasko will now also be responsible for the company's strategic growth opportunities and positioning.

     Commenting on the changes, Smith said, "Illinois Superconductor is entering a period of growth and substantial change. I am delighted that Ted Laves has moved to the position of president and CEO of the company and that Steve Wasko has agreed to take on the additional responsibilities associated with analyzing the company's strategic growth opportunities. I am honored to follow Steve Lazarus as chairman. Steve Lazarus has served the company in an outstanding fashion as chairman of the board during the last four years of its development and I look forward to his continued involvement as chairman of the board's executive committee."

     "Ted and I will continue to work together as an effective team. I expect to spend an increased amount of my time developing strategic direction and relationships for the company," Smith continued.

     Prior to joining the ISC, Smith was the vice president and chief marketing officer of Conductus, Inc., a superconducting electronics company. He previously served in a number of executive positions with Rockwell International Corporation, including corporate director of external technology development. Smith holds S.B. and S.M. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.

     Illinois Superconductor Corporation (ISC) is a leader in the commercialization of high temperature superconducting (HTS) technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.

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